UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 8, 2015

Taxus Cardium Pharmaceuticals Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33635	27-0075787
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11750 Sorrento Valley Rd., Suite 250, San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 436-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 8, 2015, Taxus Cardium Pharmaceuticals Group Inc. (“Taxus Cardium”) entered into a binding term sheet with Shenzhen Qianhai Taxus Industry Capital Management Co., Ltd (“Shenzhen Qianhai Taxus”), as lead investor, to purchase an equity stake in Angionetics Inc., a newly-formed subsidiary of Taxus Cardium, that is focused on the Phase 3 clinical development and commercialization of Generx® [Ad5FGF-4], an angiogenic gene therapy product candidate for the treatment of refractory angina and myocardial ischemia due to cardiac microvascular insufficiency.

Under the terms of the agreement, Shenzhen Qianhai Taxus has agreed to acquired 15% of Angionetic’s outstanding common stock for an aggregate purchase price of $3,000,000, payable in three tranches which are planned to be completed on by May 30, 2015. On completion of the purchase, Taxus Cardium has agreed to grant Shenzhen Qianhai Taxus a right of first negotiation for exclusive license agreements for certain Asian markets to register, market and sell the Generx® product candidate, Excellagen®, an FDA-cleared dermal matrix product for advanced wound healing and a delivery platform for biologics and stem cells, and LifeAgain®, an advanced medical data analytics product technology platform. The agreement contemplates that this initial funding is a bridge investment to a separate larger financing to be conducted by Angionetics, Inc., including a potential registration and public offering of securities. The terms provide for Taxus Cardium to gross up Shenzhen Qianhai Taxus’ shares to equate to a 15% interest in Angionetics following any such public offering. It also provides for certain registration rights for the shares purchased by Shenzhen Qianhai Taxus.

Shenzhen Qianhai Taxus is an [affiliate of Shanxi Taxus Pharmaceuticals Co., Ltd. which holds approximately 25% of Cardium’s outstanding common stock as a result of a Stock Purchase Agreement dated February 21, 2014. In connection with that transaction, we granted Shanxi Taxus Pharmaceuticals Co., Ltd. the right to appoint two members to our Board of Directors. Mr. Jiayue Jhang, one of the appointed members of our Board of Directors who serves as our Chairman, is the Chairman of Shenzhen Qianhai Taxus and Shanxi Taxus Pharmaceuticals Co., Ltd.

Taxus Cardium intends to use the proceeds of this Angionetics equity investment to support the advancement of the Generx Phase 3 clinical trial, for working capital, and for transactional expenses to facilitate current plans to advance Angionetics forward as an independent company with direct access to capital markets and strategic partnerships.

Earlier this week, the Company and Angionetics announced an exclusive territorial license agreement with Dr. Reddy’s Laboratories covering the co-development, marketing and sales of Generx in certain international markets including the Russian Federation and the Commonwealth of Independent States. Positive safety and efficacy findings from the Company’s Generx international Phase 3, Russian-based ASPIRE study were announced at the Annual 2014 Biotechnology Industry Organization Conference following completion of a protocol-specified interim data analysis. Dr. Reddy’s Laboratories operates across the globe. Major markets include the United States,. India and Russia.

Taxus Cardium issued a press release announcing the entry into the term sheet with Shenzhen Qianhai Taxus on April 13, 2015. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release issued on April 13, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Taxus Cardium Pharmaceuticals Group, Inc.

By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard
Chief Executive Officer

Date: April 13, 2015